Exhibit 99.4

Unaudited Combined Pro Forma Financial Data

The following unaudited pro forma combined financial information has been prepared to give effect to the acquisition of Morex Marketing Group, LLC by Think Partnership Inc. The transaction is being accounted for as a purchase business combination.

On January 20, 2006, Think Partnership Inc. completed the acquisition of MorexMarketing Group, LLC. for an initial purchase price of $21.45 million. In addition, acquisition-related closing expenses of approximately $125,000 were incurred.

The acquisition has been accounted for using purchase price accounting in accordance with Financial Accounting Standard No.141 - Business Combinations. The unaudited pro forma combined statement of financial position as of December 31, 2005 gives effect to the acquisition as if the acquisition had occurred on that date. The unaudited pro forma combined balance sheet includes the balance sheets of Think Partnership Inc. and Morex Marketing Group, LLC as of December 31, 2005.

The unaudited pro forma combined statements of income for the year ended December 31, 2005 and 2004 give effect to the acquisition as if the acquisition had occurred on January 1, 2004. The unaudited pro forma combined statements of income presented for the year ended December 31, 2005 and 2004 include historical financial results of Think Partnership Inc. and Morex Marketing Group, LLC for the years ended December 31, 2005 and 2004. Any savings or additional costs, which may be realized through the integration of the operations have not been estimated or included in the unaudited pro forma combined statements of income.

The unaudited pro forma financial information includes the adjustments that have a continuing impact to the combined company to reflect the transaction using purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma financial information. The adjustments are based upon preliminary information and certain management judgments and estimates. The purchase accounting adjustments are subject to revisions, which will be reflected in future periods. Revisions, if any, are not expected to have a material effect on the statement of income or financial position of Think Partnership Inc.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the financial position or operating results that may occur in the future or that would have occurred if the acquisition had been consummated on January 1, 2004 or December 31, 2005, as applicable. The unaudited pro forma financial information should be read in conjunction with:

(1) Think Partnership Inc.’s consolidated financial statements and notes thereto and management’s discussion and analysis for the year ended December 31, 2005 filed as part of Think Partnership Inc’s Annual Report on Form 10-KSB.

(2) Morex Marketing Group LLC’s audited financial statements and notes thereto as of and for the years ended December 31, 2005 and 2004, included with this Form 8-K filing.

(3) Catamount Group LLC, Catamount Management LLC and Plan Bee, LLC. Audited balance sheets as of December 31, 2005 and 2004 and the related statement of operations, member’s equity and  cash flows for the period then ended, included with this Form 8-K filing.

(4) Think Partnership Inc.s’ Current Report on Form 8-K previously filed on January 25, 2006.

(5) Think Partnership Inc.s’ Current Report on Form 8-K/A previously filed on April 7, 2006.

Think Partnership, Inc.

Consolidated Pro Forma Balance Sheet

December 31, 2005

(Unaudited)

	Think	Morex	Adjustments		Total
Assets
Current Assets
Cash and Cash Equivalents	$2,609,114	$403,908			$3,013,022
Restricted Cash	828,804	0			828,804
Accounts Receivable	4,223,599	1,942,145			6,165,744
Other Current Assets	2,747,048	15,758			2,762,806
Total Current Assets	10,408,565	2,361,812			12,770,377
Property and Equipment, net	3,253,078	202,390			3,455,468
Other Assets
Goodwill	32,959,252	0	12,909,941	(1)	45,869,193
Intangible Assets	10,300,248	1,670,896	5,800,118	(1)	17,771,262
Other Assets	573,176	19,526			592,702
Total Other Assets	43,832,676	1,690,422	18,710,060		64,233,157
Total Assets	$57,494,319	$4,254,624	18,710,060		$80,459,002

Liabilities and Shareholders’ Equity
Current Liabilities
Current Portion of Long-Term Debt	$429,761	$0	2,500,000	(1)	$2,929,761
Notes Payable – Line of Credit	0	0	6,937,778	(1)	6,937,778
Accounts Payable	3,443,603	1,009,369			4,452,972
Other Current Liabilities	4,921,096	276,478			5,197,574
Total Current Liabilities	8,794,460	1,505,020	9,437,778	(1)	19,737,258
Long-Term Liabilities	10,052,329	1,703			10,054,032
Shareholders’ Equity
Common Stock	38,222	0	5,514	(1)	43,736
Additional Paid in Capital	42,375,320	0	12,014,668	(1)	54,389,988
Accumulated Deficit	(3,320,016)	2,747,900	(2,747,900	(1)	(3,320,016)
Treasury Stock	(540,000)	0			(540,000)
Accumulated other comprehensive income	94,004	0			94,004
Total Shareholders’ Equity	38,647,530	2,747,900	9,272,282		50,667,712
Total Liabilities and Shareholders’ Equity	$57,494,319	$4,254,624	$18,710,060		$80,459,002

Think Partnership Inc

Consolidated Pro Forma Statement of Income and Comprehensive Income

Year Ended December 31, 2005

(Unaudited)

	Think	Morex	Adjustments	Total
Net Revenue	$40,440,729	$6,446,851		$46,887,580
Cost of Revenue	13,853,863	1,093,892		14,947,755
Gross Profit	26,586,866	5,350,473		31,937,339
Selling, General and Administrative Expenses	24,922,388	1,874,178		26,796,566
Amortization of Purchased Intangibles	1,546,859	0	1,421,423 (2)	2,968,282
Income from Operations	117,619	3,476,295	(1,421,423)	2,172,491
Other Income(Expense)
Interest Income	78,140	8,566		86,706
Interest Expense	(172,704)	0		(172,704)
Other Income	10,299	0		10,299
Income before Income Taxes	33,354	3,484,862	(1,421,423)	2,096,793
Provision for Income Taxes	36,975	0	767,286 (3)	862,350
Net Income	(3,621)	3,484,862	(2,188,709)	1,234,442
Other Comprehensive Income Unrealized Gain(Loss) of Securities	94,004	0		94,004
Comprehensive Income	$90,383	$ ,484,862	(2,188,709)	$1,328,446

Net Income per Share
Basic	$0.00			$0.03
Fully Diluted	$0.00			$0.02

Weighted Average Shares (Basic)	33,809,371	10,607,182		44,416,553

Weighted Average Share (Fully Diluted)	39,467,062	10,607,182		50,074,244

Think Partnership Inc

Consolidated Pro Forma Statement of Income and Comprehensive Income

Year Ended December 31, 2004

(Unaudited)

	Think	Morex	Adjustments		Total
Net Revenue	$17,621,100	$2,031,856			$19,652,956
Cost of Revenue	4,091,939	98,390			4,190,329
Gross Profit	13,529,161	1,933,466			15,462,627
Selling, General and Administrative Expenses	10,585,315	734,937			11,320,252
Amortization of Purchased Intangibles	108,489	0	$1,421,423	(2)	1,529,912
Income from Operations	2,835,357	1,198,529	(1,421,423)		2,612,463
Other Income(Expense)
Interest Income	22,164	0			22,164
Interest Expense	(44,603)	0			(44,603)
Other Income	24,863	0			24,863
Income before Income Taxes	2,837,781	1,198,529	(1,421,423)		2,614,887
Provision for Income Taxes	1,063,793	0	(89,158	)(3)	974,635
Net Income	$1,773,988	$1,198,529	$(1,332,266)		$1,640,251

Net Income per Share
Basic	$0.07				$0.05
Fully Diluted	$0.06				$0.04

Weighted Average Shares (Basic)	24,332,967	10,607,182			34,940,149

Weighted Average Share (Fully Diluted)	30,264,304	10,607,182			40,871,486

Notes to Unaudited Pro Forma Combined Financial Information

Note        (1) This adjustment represents the purchase price allocation. The valuation of the intangibles is currently being performed by an independent valuation firm. These are estimates.

Note        (2) This adjustment reflects the estimated amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note        (3) This adjustment reflects the estimated combined income tax effect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.